Exhibit 99.3

Feldman Financial Advisors, Inc.
1001 Connecticut Avenue, NW, Suite 840
Washington, DC 20036
(202) 467-6862 Fax (202) 467-6963

December 23, 2013

Confidential

Board of Directors
First Federal Savings and Loan Association
of Port Angeles
105 West Eighth Street
Port Angeles, Washington 98362

Members of the Board:

This letter agreement (“Agreement”) describes the terms under which Feldman Financial Advisors, Inc. (“Feldman Financial”) will assist First Federal Savings and Loan Association of Port Angeles (“First Federal” or the “Bank”) with the business plan (“Business Plan”) to be submitted to regulatory authorities in conjunction with the Bank’s conversion from a mutual savings institution to a stock savings institution, the concurrent stock offering by the Bank’s holding company, and infusion of a portion of the net offering proceeds as capital into First Federal. The services that we will provide and our fees for this proposal are explained in this Agreement.

Description of Engagement

Under the Bank’s direction, we will prepare the narrative text to be submitted as part of the Business Plan. We will compile demographic, economic, or geographic data needed for the Business Plan. We also will provide the pro forma financial projections for the Business Plan. Our preparation of the Business Plan will be based on information that First Federal provides to us regarding the Bank’s strategic goals and objectives. After submission of the Business Plan and, as part of our services under this Agreement, we will be available to provide additional services in relation to the Business Plan, including assisting with preparation of your responses to questions or comments from the regulators while the regulators evaluate the Business Plan. First Federal will be responsible for final approval of the Business Plan and other information before submission to the applicable regulatory agency.

Fees and Expenses

Our professional fee for assisting with the development, preparation, submission and approval of the Business Plan will be $37,500, payable in three installments: (i) $7,500 retainer fee due upon acceptance and execution of this Agreement; (ii) $30,000 due upon delivery of the completed Business Plan to be filed with the applicable regulatory agency.

Feldman Financial Advisors, Inc.
Board of Directors
First Federal Savings and Loan Association
of Port Angeles
December 23, 2013

In addition, we will invoice you for actual out-of-pocket expenses for data purchases, document reproduction, express mail, courier service, travel, and other costs incurred in connection with providing the professional consulting services under this Agreement. Total reimbursable out-of-pocket expenses will not exceed $2,500 without the Bank’s prior approval.

Termination

First Federal may terminate this Agreement at any time by providing notice of such termination to Feldman Financial. The “Termination Date” shall be either: (i) the date oral notice of such termination is provided to Feldman Financial, as long as written notice is received within three business days thereafter, or (ii) if oral notice is not provided, the date Feldman Financial receives the written notice of termination.

In the event of termination prior to submission of the Business Plan, First Federal will pay Feldman Financial for all time incurred in preparing the Business Plan through the Termination Date at hourly rates that correspond with the aforementioned fee schedule. Such charges shall not exceed $37,500. In addition, First Federal will pay Feldman Financial for all expenses incurred through the Termination Date.

Financial Information and Confidentiality

First Federal will use its best efforts to assure Feldman Financial that First Federal will provide such information as Feldman Financial may reasonably request to prepare the Business Plan. First Federal acknowledges that in performing services hereunder, Feldman Financial will be relying on the information furnished by First Federal, and First Federal further acknowledges that Feldman Financial will not independently verify the accuracy and completeness of such information.

First Federal agrees that the intended use of the Business Plan is only for submission with the appropriate regulatory authorities and for other internal purposes. First Federal will not use the product of Feldman Financial’s services under this Agreement in any other manner, including references within a proxy statement or offering circular, without the express written consent of Feldman Financial.

Feldman Financial Advisors, Inc.
Board of Directors
First Federal Savings and Loan Association
of Port Angeles
December 23, 2013

Feldman Financial agrees to hold in confidence all information First Federal provides pursuant to this Agreement, other than information, which is or becomes publicly available, unless such disclosure is approved by First Federal or otherwise required by law. In the event Feldman Financial is required by law to disclose confidential information, it will provide First Federal prior notice of this fact. Similarly, First Federal agrees to hold in confidence all information provided by Feldman Financial pursuant to this Agreement, other than information that is or becomes publicly available, unless such disclosure is approved by Feldman Financial or otherwise required by law.

Sole Terms of Agreement

This Agreement embodies the sole terms of agreement between First Federal and Feldman Financial with respect to the engagement of Feldman Financial to prepare the Business Plan. This Agreement can be modified only if such modification is stated in writing and signed by both First Federal and Feldman Financial.
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To indicate your acceptance of this Agreement, please sign below and return one original of this letter to me with a check for $7,500, such payment to be credited as the retainer fee.

Sincerely,

Feldman Financial Advisors, Inc.

/s/Trent R. Feldman

Trent R. Feldman
President

Attachment

Agreed to and Accepted

First Federal Savings and Loan Association of Port Angeles

By:    /s/Larry Hueth/Regina M. Wood

Title: President/CEO EVP/CFO _______

Date:    12/29/2013